Exhibit (n)(1)

DWS MONEY FUNDS

DWS Money Market Prime Series

MULTI-DISTRIBUTION SYSTEM PLAN

WHEREAS, DWS Money Funds (the “Trust”), which is adopting this Multi-Distribution System Plan on behalf of its DWS Money Market Prime Series (the “Series”), is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Trust desires to adopt this Multi-Distribution System to enable the Series, as more fully reflected in its registration statement, to offer investors the option to purchase shares of the Series (a) with no Rule 12b-1 distribution or service fee and no administrative services fee, to be purchased primarily by financial advisors and their clients through one or more financial intermediaries (“DWS Money Market Fund”); (b) without a front-end sales load, but with a Rule12b-1 plan providing for a service fee of not more than 0.25% of average daily net assets and no administrative services fee (“DWS Cash Investment Trust Class A”); (c) without a front-end sales load, but redemptions within six years being subject to a declining contingent deferred sales charge (“CDSC”) and a Rule 12b-1 plan providing for a distribution and service fee of not more than 1.00% of average daily net assets and with no administrative services fee (“DWS Cash Investment Trust Class B”); (d) without a front-end sales load, but redemptions within one year being subject to a 1.00% CDSC and a Rule 12b-1 plan providing for a distribution and service fee of not more than 1.00% of average daily net assets and with no administrative services fee (“DWS Cash Investment Trust Class C”); and (e) solely to certain investors, without a front-end sales load, a CDSC, a Rule 12b-1 distribution or service fee or an administrative service fee (“DWS Cash Investment Trust Class S”).

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges;

NOW, THEREFORE, the Trust, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Multi-Distribution System Plan on behalf of its Series as follows:

1.         Each class of shares will represent interests in the same portfolio of investments of the Series, and be identical in all respects to each other class, except as set forth below. The only differences among the various classes of shares of the Series will relate solely to: (a) different distribution and service fee payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto), which will be borne solely by shareholders of such classes; (b) different transfer agency fees; (c) different administrative services fees or shareholder servicing fees; (d) different class expenses, which will be limited to the following expenses determined by the Trust board to be attributable to a specific class of shares: (i) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class; (ii) Securities and Exchange Commission registration fees incurred by a specific class; (iii) litigation or other legal expenses relating to a specific class; (iv) board member fees or expenses incurred as a result of issues relating to a specific class; and (v) accounting expenses relating to a specific class; (e) the voting rights related to any Rule 12b-1 Plan affecting a specific class of shares; (f) conversion features; (g) exchange privileges; and (h) class names or designations. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one class of shares of the Series shall be so applied upon approval by a majority of the members of the Trust’s board, including a majority of the board members who are not interested persons of the Trust.

2.         Under the Multi-Distribution System, certain expenses may be attributable to the Trust, but not to a particular series or class thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes, except that, if the Trust has series, expenses will first be allocated among series, based upon their relative aggregate net assets. Expenses that are attributable to a particular series, but not to a particular class thereof, will be borne by each class of that series on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the underwriter, the investment manager or other provider of services to the Trust may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

A class of shares may be permitted to bear expenses that are directly attributable to that class including: (a) any distribution or service fees associated with any Rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto); (b) any transfer agency fees attributable to such class; (c) any administrative services fees or shareholder servicing fees attributable to such class; and (d) any class expenses determined by the Trust board to be attributable to such class.

3.         Dividends paid by the Trust as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount; except that any 12b-1 distribution or service fees, transfer agency fees, administrative services fees, shareholder servicing fees and class expenses allocated to a class will be borne exclusively by that class.

4.         All material amendments to this Plan must be approved by a majority of the members of the Trust’s board, including a majority of the board members who are not interested persons of the Trust.

For use on or after: August 23, 2006